Exhibit 99.1

IntelGenx to Present at the Singular Research 10th Annual “Best Of The Uncovereds” Global Investment Conference

Saint Laurent, Quebec--(Newsfile Corp. – September 17, 2015) - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx") today announced that Dr. Horst Zerbe, Chairman, President and Chief Executive Officer, will present at the Singular Research 10th Annual “Best Of The Uncovereds” Global Investment Conference on Sep 17 from 3:30 to 4:00 PM Pacific Time in the Pacific track. The conference is sponsored by Singular Research and will take place at the Luxe Hotel, 11461 Sunset Boulevard, Los Angeles, CA 90049. For more information, please visit

http://www.singularresearch.com/featured/botu-2015-conference-announcement

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract.

IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films.

IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release and the OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:
Andre Godin
EVP and Chief Financial Officer
IntelGenx Corp.
T: +1 514-331-7440
andre@intelgenx.com
www.intelgenx.com